Exhibit 23.4
Independent Valuation Firm’s Consent
We consent to the reference to our firm or to reports issued by our firm under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Stock Compensation”and “Experts” in the registration statement (Form S-1) and related prospectus of Vanguard Health Systems, Inc. for the registration of its common stock.
/s/ MURRAY, DEVINE & CO., INC.
Philadelphia, PA
June 21, 2011